Exhibit 5.1

[LETTERHEAD OF HORGAN, ROSEN, BECKHAM & COREN, L.L.P.]

June 4, 2004

First Regional Bancorp
1801 Century Park East
Los Angeles, California 90067

  RE:
  Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 of First Regional Bancorp

Dear Gentlemen:

        We have acted as counsel to First Regional Bancorp, a California corporation (the "Company"), in connection with the preparation of Pre-Effective Amendment No. 1 to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Amendment No. 1") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the selling holders of up to 583,465 shares (the "Shares") of Common Stock, no par value, of the Company (the "Common Stock"). The Shares are being registered pursuant to the Registration Rights Agreement between the Company and each initial purchaser of the Shares, filed as Exhibit 4.1 to the Current Report on Form 8-K of the Company filed on April 1, 2004.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        We, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of the opinion set forth below.

        Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the Federal Laws of the United States and the laws of the State of California and we express no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Amendment No. 1 and to the reference to this firm under the heading "Legal Matters" contained therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Horgan, Rosen, Beckham & Coren, L.L.P. Horgan, Rosen, Beckham & Coren, L.L.P.